8SCHEDULE 14A INFORMATION

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                             DELCATH SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)
                   -----------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[GRAPHIC OMITTED]


Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com
---------------                             ----------------   -----------------

Media Contact:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com                              FOR IMMEDIATE RELEASE
------------------

      Delcath Systems Discloses Letter From University of PlaceNameMaryland
                                      - - -

STAMFORD, Conn., August 30, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH) announced today that the Company's management has recently received a letter from Dr. H. Richard Alexander, Professor of Surgery and Associate Chair for Clinical Research at the University of Maryland, dated August 11, 2006, regarding the future of the University's continued interest in Delcath's Phase III trials in light of Laddcap Value Partners LP's destabilizing hostile takeover attempt of the Company's Board of Directors.

In his letter, Dr. Alexander states, "I am concerned that a change in leadership or management of the company at this point of time may have significant deleterious consequences on the continued timely evaluation of the Delcath Systems technology," and that "[i]f the senior management were to be replaced it would require me to reassess any involvement with the company."

Dr. Alexander further noted that, "Over the course of the last six years I have found [Mr. M.S. Koly] and the other representatives of the company to be extremely professional, competent and committed to supporting the highest standards of clinical research."

Commenting on the letter, M.S. Koly, President and Chief Executive Officer of Delcath, said, "Following the release by Laddcap of Mr. Jonathan Foltz's letter to Delcath shareholders earlier today, we felt compelled to make public a letter that Delcath received from Dr. Alexander, the proposed principal investigator at the University of Maryland. Shortly after Laddcap's announcement this morning, I spoke with Dr. Alexander, who reaffirmed the contents of his letter. The statements made by Mr. Foltz regarding his conversation with Dr. Alexander are yet another example of the misrepresentations that have characterized Laddcap's campaign against Delcath from the start."

DELCATH URGES SHAREHOLDERS NOT TO LET LADDCAP DESTABILIZE THE COMPANY AND JEOPARDIZE DELCATH'S CRITICAL CLINICAL TRIALS. YOUR COMPANY'S FUTURE IS AT STAKE, AS IS A NEW TREATMENT FOR ONE OF THE MOST PREVALENT AND LETHAL FORMS OF CANCER.



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Please discard any blue consent cards that you may receive from Laddcap and
SIGN, DATE and RETURN the enclosed GOLD consent revocation card TODAY.

If you have any questions, please call MacKenzie Partners, Inc., toll-free at
(800) 322-2885 or collect at (212) 929-5500.

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. Delcath undertakes no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

On August 17, 2006, Laddcap filed a definitive consent solicitation statement with the SEC relating to Laddcap's proposal to, among other things, remove the current Board of Directors and replace them with Laddcap's nominees. In response, on August 21, 2006, Delcath filed a definitive consent revocation statement on Form DEFC14A (the "Definitive Consent Revocation Statement") with the SEC in opposition to Laddcap's consent solicitation. Delcath shareholders should read the Definitive Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the shareholders' interests in Laddcap's consent solicitation.

The Definitive Consent Revocation Statement and other public filings made by Delcath with the SEC are available free of charge at the SEC's website at www.sec.gov. Delcath also will provide a copy of these materials free of charge upon request to Delcath Systems, Inc., Attention: M.S. Koly, President and Chief Executive Officer, (203) 323-8668.

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